UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM 8-K/A
(Amendment No. 1)

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
 SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 2, 2020

RESOURCES CONNECTION, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	0-32113	33-0832424
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

	17101 Armstrong Avenue Irvine, California	92614
	(Address of Principal Executive Offices)	(Zip Code)

(714) 430-6400
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	RGP	The Nasdaq Stock Market LLC (Nasdaq Global Select Market)
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Preliminary Note:
This Form 8-K/A amends and updates the disclosures made in Item 2.05 of the Form 8-K filed by Resources Connection, Inc. (the “Company”) on September 9, 2020 (the “Initial Form 8-K”) and should be read in conjunction with the Initial Form 8-K.

Item 2.05 Costs Associated with Exit or Disposal Activities.
In the Initial Form 8-K, the Company disclosed a European restructuring plan (the “European Plan”) that was expected to include the following actions impacting the Company’s European operations:  elimination of certain positions from the European go-to-market operations, streamlining of the European leadership structure, alignment of the back-office support structure and reduction in the European real estate footprint. At the time of filing the Initial Form 8-K, the Company was unable to in good faith estimate the cash and non-cash charges and total cash expenditures it expected to incur in connection with these actions.
The Company now expects that it will incur total charges resulting from the European Plan of $8.0 million to $10.0 million, including cash charges between approximately $5.5 million to $6.5 million related to employee termination costs, such as severance payments and related expenses, and between approximately $2.5 million and $3.5 million of cash and non-cash charges related to lease termination[s] and the termination of other ancillary contracts.  Expected total future cash expenditures relating to the European Plan is estimated to range from $7.0 to $9.0 million. The Company further expects to recognize the majority of the charges and complete the restructuring by the end of fiscal 2021.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 7, 2020	RESOURCES CONNECTION, INC.

	By:	/s/ Kate W. Duchene
Kate W. Duchene
President and Chief Executive Officer